Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASE IN THIRD QUARTER
NET INCOME, AND SUBSEQUENT PREPAYMENT OF HIGH COST BORROWINGS

WAYNE, NJ – October 28, 2015 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2015 of $36.0 million, or $0.15 per diluted common share as compared to net income of $32.0 million, or $0.14 per diluted common share, for the second quarter of 2015 and the third quarter of 2014 earnings of $27.7 million, or $0.14 per diluted common share. Additionally, Valley reported that it prepaid $795 million of high cost borrowings in October 2015. See more details under the "Borrowings Strategy" section below.
Key financial highlights for the third quarter:

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Non-Covered Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $552.3 million, or 15.4 percent on an annualized basis, to $14.9 billion at September 30, 2015 from June 30, 2015 largely due to increases of $298.0 million and $174.0 million in residential mortgage loans and total commercial real estate loans, respectively. The increase in residential mortgage loans largely related to the purchase of 1-4 family loans totaling $334 million during the third quarter of 2015. The commercial real estate loan growth, totaling 9.6 percent on an annualized basis, compared to the total balance at June 30, 2015, resulted from both organic growth and purchased loan participations in multi-family loans in our local market. Higher volumes within other consumer loans, commercial and industrial loans, and automobile loans also contributed to the third quarter growth, as total September 30, 2015 outstanding balances in these categories increased by $34.2 million, $28.7 million, and $21.7 million, respectively, or 38.6 percent, 4.8 percent, and 7.2 percent, on an annualized basis, respectively, compared to June 30, 2015. During the third quarter of 2015, Valley sold approximately $40.4 million of fixed-rate residential mortgage loans originated for sale.

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Net Interest Income and Margin: Net interest income decreased $2.2 million to $134.0 million for the three months ended September 30, 2015 as compared to the second quarter of 2015, and increased $19.3 million as compared to the third quarter of 2014. On a tax equivalent basis, our net interest margin decreased by 13 basis points to 3.09 percent for the third quarter of 2015 as compared to the second quarter of 2015, and decreased 7 basis points as compared to the third quarter of 2014. The decline in both net interest income and margin for the third quarter of 2015 as compared to the linked second quarter was partially due to lower periodic commercial loan fee income, as well as a decline in interest income from certain purchased credit-impaired (PCI) loan pools. See the "Net Interest Income and Margin" section below for more details.

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Asset Quality: Total accruing past due and non-accrual loans as a percentage of our entire loan portfolio of $15.0 billion moderately increased to 0.59 percent at September 30, 2015 from 0.50 percent at June 30, 2015. Non-performing assets (including non-accrual loans) increased by 5.1

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

percent to $76.5 million at September 30, 2015 as compared to $72.8 million at June 30, 2015. See further details under the "Credit Quality" section below.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: During the third quarter of 2015, we recorded a $94 thousand provision for losses on non-covered loans and unfunded letters of credit as compared to a $4.5 million provision recorded for the second quarter of 2015 and a $423 thousand negative (credit) provision for the third quarter of 2014. For the third quarter of 2015, we recognized net recoveries on non-covered loan charge-offs totaling $1.7 million as compared to net loan charge-offs totaling $4.2 million and $182 thousand for the second quarter of 2015 and third quarter of 2014, respectively. See the "Credit Quality" section below for more details on our provision and allowance for credit losses.

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Non-Interest Income: Non-interest income moderately increased $719 thousand to $20.9 million for the three months ended September 30, 2015 from $20.2 million for the second quarter of 2015 due, in part, to increased net gains recognized on the sale of residential mortgage loans. See the "Non-Interest Income" section below for additional information.

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Non-Interest Expense: Non-interest expense increased $1.3 million to $108.7 million for the third quarter of 2015 from $107.4 million for the second quarter of 2015 partly due to valuation charges related to other real estate owned. See the "Non-Interest Expense" section below for additional information.

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Branch Efficiency and Cost Reduction Plans: In the second quarter of 2015, we announced a plan to close and consolidate 13 branch locations during the second half of 2015 based upon our continuous evaluation of customer delivery channel preferences, branch usage patterns, and other factors. During the third quarter, we closed 7 of the 13 branches, resulting in the recognition of an immaterial amount of related non-cash branch closing costs. The remaining six branches are expected to be closed by December 31, 2015. Additionally, we plan to enhance these "right sizing" efforts through the closure of 15 more branches by the end of 2016. Valley estimates that the 28 branch closure plan will result in an annualized reduction of approximately $10 million in ongoing operating expenses, of which 45 percent should be realized by the end of 2016. In addition to the branch closures, Valley intends to implement a cost reduction plan aimed at achieving operational efficiencies through streamlining various aspects of Valley's business model, staff reductions and further utilization of technological enhancements. These measures are expected to save $5 million in pre-tax operating expenses starting in 2016 and are expected to increase to approximately $8 million in 2017.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. Valley's total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 12.43 percent, 9.93 percent, 7.67 percent and 9.18 percent, respectively, at September 30, 2015.

Borrowing Strategy
As part of its funding and asset/liability management strategies, Valley has been assessing the viability of the prepayment of various levels of debt on its balance sheet, including a portion of its relatively high cost borrowings (mostly from the Federal Home Loan Bank of New York) totaling over $1.6 billion at

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

September 30, 2015. The $1.6 billion of borrowings, with an average cost of 3.82 percent, start to contractually mature during the fourth quarter of 2015 through the end of 2018. As we move closer to such maturity dates, the cash charge (or the "prepayment penalty") related to the early repayment of these borrowings, while substantial, has declined and become a more advantageous option to Valley in the current low interest rate environment. As a result, Valley has elected to prepay $795 million of these borrowings during October 2015. The prepaid borrowings have maturities in 2017 and an average cost of 3.78 percent. The settlement of such borrowings will result in the recognition of a pre-tax prepayment penalty of $50.3 million ($32.7 million after-tax) in the fourth quarter of 2015. Funding for the entire transaction will be obtained from new sources consisting of both brokered money market deposits and securities sold under agreements to repurchase (repos) totaling $800 million. The new fixed rate instruments have a weighted average duration of approximately one year and an average interest cost of 0.56 percent. The shorter duration of the new borrowings is expected to cause only a moderate shift in the overall interest sensitivity of our balance sheet. In addition, approximately $182 million of borrowings with an average cost of 4.69 percent will mature between March and April 2016. Moving forward, Valley will continue to evaluate all of its remaining high cost borrowings maturing in 2016 and 2018 through 2022 for future opportunities, including potential prepayments, to enhance its net interest income and margin. Our ability to take action is dependent on the level of market interest rates, our ability to obtain similar amounts of debt instruments, as well as other factors. Although we can provide no assurance as to the declaration of cash dividends by our Board, we do not believe the prepayment penalty to be recognized in the fourth quarter of 2015 will impact our ability to continue to pay our normal quarterly common stock dividend at its current rate of $0.11 per share.
Gerald H. Lipkin, Chairman, President and CEO commented that, “Our third quarter of 2015 earnings were positively impacted by significant non-covered loan growth which exceeded 15 percent on an annualized basis, as well as the solid performance of our loan portfolio. Credit quality of our balance sheet remained extremely healthy, as reflected by our annualized net charge-offs to average loans totaling 0.02 percent through the first nine months of 2015. While the continued loan growth has helped us mitigate a portion of the continuing negative impact of the low interest rate environment on our interest income, our borrowing strategy should largely reduce our funding costs beginning in the fourth quarter of 2015 and benefit our net interest income and margin into the foreseeable future."
Mr. Lipkin added, “We remain extremely excited about our upcoming acquisition of CNLBancshares, Inc. (CNLBancshares) and its wholly-owned subsidiary, CNLBank, headquartered in Orlando, Florida. CNLBanchshares has approximately $1.4 billion in assets and will expand Valley's Florida branch network to 36 offices, including new locations within desirable markets of southwest and northeast Florida. We have received all regulatory and shareholder approvals necessary to complete the merger, and we expect to close the transaction in December 2015."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $135.9 million for the third quarter of 2015 decreased $2.2 million from the second quarter of 2015 and increased $19.3 million as compared to the third quarter of 2014, respectively. Interest income on a tax equivalent basis decreased approximately $1.0 million to $176.6 million for the third quarter of 2015 as compared to the second quarter of 2015 largely due to a 20 basis point decrease in the yield on average loans, partially offset by a $566.0 million increase in average loans and one more day during the third quarter of 2015. The decline in yield on average loans for the third quarter of 2015 as compared to the linked second quarter was due, in part, to lower fee income

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

from derivative interest rate swaps executed with commercial lending customers, as well as lower interest income from certain closed (zero-balance) PCI loan pools. Interest expense increased $1.2 million to $40.7 million for the three months ended September 30, 2015 as compared to the second quarter of 2015. The increase in interest expense was primarily driven by a $311.6 million increase in average time deposits, a 7 basis point increase in the cost of such time deposits and one more day during the third quarter of 2015.
The net interest margin on a tax equivalent basis of 3.09 percent for the third quarter of 2015 decreased 13 basis points and 7 basis points as compared to the second quarter of 2015 and the third quarter of 2014, respectively. The yield on average interest earning assets also decreased by 14 basis points on a linked quarter basis. The lower yield was mainly a result of the aforementioned decrease in the yield on average loans to 4.27 percent for the third quarter of 2015. This was largely caused by a decline in periodic fee income from derivative interest rate swap transactions with commercial loan customers, to facilitate the risk management strategies of both Valley and the customers, and lower income from certain closed PCI loan pools. Additionally, new and refinanced loan volumes remain at relatively low interest rates as compared to the overall yield of our loan portfolio. The level of yields on new loans was negatively impacted by the low market interest rates caused not only from the Fed's current monetary policy, but also from intense competition in our markets for quality borrowers. Our higher yielding PCI loan portfolio also declined $93.7 million, or 6.0 percent from June 30, 2015 to approximately $1.5 billion at September 30, 2015 due to normal repayment and prepayment activity. However, our yield on average taxable investment securities increased by 17 basis points during the third quarter of 2015 from 2.50 percent for the second quarter of 2015 largely due to lower premium amortization expense on certain mortgage-backed securities caused by a decline in principal repayments. The overall cost of average interest bearing liabilities increased by 1 basis point from 1.25 percent in the linked second quarter of 2015 primarily due to the aforementioned 7 basis point increase in the cost of average time deposits and one more day during the third quarter. Our cost of total deposits was 0.41 percent for the third quarter of 2015, and increased 1 basis point as compared to the three months ended June 30, 2015.
Potential future loan growth from solid loan demand in our primary markets that has continued into the early stages of the fourth quarter of 2015 combined with our prepayment of $795 million in certain high cost borrowings are both anticipated to positively impact our future net interest income and margin. Additionally, we believe that the maturity of our remaining high interest rate borrowings, primarily over the next 36 months, should also mitigate some of the risk of future margin compression. However, our margin will likely continue to face downward pressure from the impact of low levels of interest rates on loans and other interest earning assets combined with the repayment of higher yielding interest earning assets.

Branch Efficiency Plan

In the second quarter of 2015, we disclosed a branch efficiency plan to "right-size" our branch network. We, like many in the banking industry, have experienced a significant decline in branch foot traffic as the emergence of self-service technology continues to reshape the banking industry. In response to these shifts in customer preference we have invested in new delivery channels and systems that will modernize the branch banking experience. Mobile banking, remote deposit, interactive ATMs, online account opening, video tellers, cash recyclers and enhanced online services are part of our modernization plan and will redefine the traditional banking experience at Valley.

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

As a result of our reviews and the evolution of banking in general, our current plan includes the closure and consolidation of 13 branch locations during the second half of 2015 and an additional 15 branches (at yet to be determined locations) by the end of 2016. The 28 branches, representing approximately 12.5 percent of Valley’s branch network at June 30, 2015, consist mostly of New Jersey locations and are a mix of leased and owned properties. During the third quarter, we closed 7 branches and we expect the remaining 6 planned closures for 2015 to occur by December 31, 2015.

Non-cash impairment charges and other branch closing costs (mainly related to contract obligations) were immaterial during the nine months ended September 30, 2015. Valley estimates that the 28 branch closure plan will result in an annualized reduction of approximately $10 million in ongoing operating expenses, of which 45 percent should be realized by the end of 2016.

We will continue to evaluate the operational efficiency of our entire branch network (consisting of 113 leased and 104 owned office locations at September 30, 2015) to ensure the optimal performance of our retail operations, in conjunction with several other factors, including our customers’ delivery channel preferences, branch usage patterns, and the potential opportunity to move existing customer relationships to another branch location without imposing a negative impact on their banking experience.
Loans, Deposits and Other Borrowings
Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $552.3 million, or 15.4 percent on an annualized basis, to approximately $14.9 billion at September 30, 2015 from June 30, 2015, net of a $77.9 million decline in the non-covered PCI loan portion of this portfolio primarily due to normal loan repayments. The increase in total non-covered loans was mainly due to purchased and organic origination volumes of 1-4 family and multi-family loans in the residential mortgage and commercial real estate loan portfolios, respectively.
Total commercial and industrial loans increased $28.7 million, or 4.8 percent on an annualized basis from June 30, 2015 to approximately $2.4 billion at September 30, 2015 largely due to new loan demand from a mix of new and existing customers within the New York and New Jersey markets. While these new loan volumes more than offset our normal repayment and refinance activity (including a $12.9 million reduction in the non-covered PCI loan portion of the portfolio), we continued to experience significant market competition for quality credits during the third quarter, as well as some normal seasonal declines in loan demand from our customer base. Valley's commercial and industrial loans includes approximately $159 million of performing taxi medallion loans at September 30, 2015, mostly consisting of both PCI and non-PCI loans to fleet owners of New York City medallions. Valley's historical taxi medallion lending criteria has been conservative in regards to capping the loan amounts in relation to market valuations, as well as obtaining personal guarantees whenever possible. While this portion of the portfolio continues to perform well, Valley will continue to closely monitor its performance and the potential impact of changes in market valuations for taxi medallions.
Commercial real estate loans (excluding construction loans) increased $189.9 million from June 30, 2015 to $6.9 billion at September 30, 2015. Loan origination volumes and demand were seen across many segments of commercial real estate borrowers in all of our markets, including Florida which accounted for approximately $22.3 million of the third quarter loan growth. The continued organic growth within the commercial real estate portfolio was largely supplemented by our purchase of participations in multi-family loans (mostly in New York City) totaling over $95 million during the third quarter of 2015 (as

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

compared to approximately $477 million and $97 million during the second and first quarters of 2015, respectively). A portion of the purchased loans within this portfolio during 2015 are expected to qualify for CRA purposes, and are seasoned loans with expected shorter durations. Each of these purchased participation loans were thoroughly examined by Valley under its normal underwriting criteria to further satisfy ourselves as to their credit quality. Construction loans decreased $15.9 million, or 10.9 percent on an annualized basis, from June 30, 2015 to $567.6 million at September 30, 2015 primarily due to normal completion of certain customer projects and migration of such balances to permanent loan financing during the third quarter of 2015.
Total residential mortgage loans increased $298.0 million to approximately $2.9 billion at September 30, 2015 from June 30, 2015 mostly due to the purchase of 1-4 family loans totaling $334 million during the third quarter of 2015. The purchased loan volume, consisting of a blend of fixed and adjustable interest rate loans, was partially offset by a 36.5 percent decrease in Valley loan originations as compared to the second quarter of 2015, as well as a lower amount of loan originations retained for investment purposes during the third quarter of 2015. Residential mortgage loan originations totaled approximately $115.1 million for the third quarter of 2015 as compared to $181.2 million and $76.4 million for the second quarter of 2015 and the third quarter of 2014, respectively. During the third quarter of 2015, Valley sold approximately $40.4 million of fixed-rate residential mortgage loans originated for sale.
Automobile loans increased by $21.7 million, or 7.2 percent on an annualized basis, to $1.2 billion at September 30, 2015 as compared to June 30, 2015 as our new organic loan volumes continued to be solid due to the overall strength of the U.S. auto markets and continued positive production from our new Florida auto dealer network which contributed approximately $4 million in new loans for the third quarter of 2015. Valley has achieved its growth in the auto lending portfolio without participation in the subprime auto lending markets.
Home equity loans totaling $474.7 million at September 30, 2015 moderately decreased by $4.3 million as compared to June 30, 2015. New home equity volumes continue to be weak, despite the relatively favorable low interest rate environment. However, other consumer loans increased $34.2 million, or 38.6 percent on an annualized basis, to $388.7 million at September 30, 2015 as compared to $354.5 million at June 30, 2015 mainly due to continued growth and customer usage of collateralized personal lines of credit.
Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans”.  Our covered loans, consisting primarily of commercial real estate loans and residential mortgage loans, decreased to $129.5 million, or 0.9 percent of total loans, at September 30, 2015 as compared to $145.2 million, or 1.0 percent of total loans, at June 30, 2015. The linked quarter decrease was mainly due to normal collection and prepayment activity.
Deposit Mix. Total deposits increased $168.8 million, or 1.2 percent, to approximately $14.5 billion at September 30, 2015 from June 30, 2015 mostly due to growth in time deposit balances resulting from continued retail certificate of deposit promotions during the third quarter of 2015, offset by moderate declines in both the non-interest bearing deposit and savings, NOW and money market deposit categories of our balance sheet. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 30 percent, 48 percent and 22 percent of total deposits as of September 30, 2015. Time deposits represented two percent more of the composition of deposits based upon the period end balances at September 30, 2015 as compared to June 30, 2015.

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

Other Borrowings. Long-term borrowings decreased $95.8 million to $2.5 billion at September 30, 2015 as compared to June 30, 2015 primarily due to the maturity of Valley's $100 million of 5 percent subordinated notes which were repaid in July 2015. Short-term borrowings increased $176.8 million to $302.9 million at September 30, 2015 as compared to June 30, 2015 due to an increase in customer deposit balances swept into overnight repo accounts and $80 million in federal funds purchased at September 30, 2015 compared to no federal funds purchased at June 30, 2015.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. In November 2014, we acquired loans totaling $1.2 billion, after purchase accounting adjustments, from the acquisition of 1st United Bancorp, Inc. (1st United). All of these loans are accounted for as PCI loans and represent the majority of loans within the PCI loan portfolio totaling $1.5 billion, or 9.8 percent of our total loan portfolio, at September 30, 2015.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets, and non-accrual debt securities totaled $76.5 million at September 30, 2015 compared to $72.8 million at June 30, 2015. The $3.7 million increase in NPAs from June 30, 2015 was largely due to a $4.5 million increase in non-accrual loans, partially offset by a decrease of $1.1 million in other repossessed assets.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $10.8 million to $29.1 million, or 0.19 percent of total loans, at September 30, 2015 as compared to $18.3 million, or 0.13 percent of total loans, at June 30, 2015. The increase was largely due to a $8.7 million increase in the loans past due 30 to 59 days category comprised of most loan types as compared to June 30, 2015). However, commercial and industrial loans, commercial real estate loans, and construction loans past due 30 to 59 days included matured performing loans in the normal process of renewal and one large loan that was repaid during October 2015 which accounted for a combined total of $7.3 million of the $8.7 million increase in this past due category. Although we believe our overall credit quality metrics are strong and reflective of our solid underwriter standards at September 30, 2015, we can provide no assurances as to the future level of our loan delinquencies.

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at September 30, 2015, June 30, 2015, and September 30, 2014:

	September 30, 2015		June 30, 2015		September 30, 2014
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$49,512	2.06%	$43,595	1.84%	$47,843	2.30%
Commercial real estate loans:
Commercial real estate	29,950	0.43%	30,515	0.46%	26,204	0.49%
Construction	12,328	2.17%	13,670	2.34%	10,862	2.38%
Total commercial real estate loans	42,278	0.57%	44,185	0.61%	37,066	0.64%
Residential mortgage loans	4,549	0.15%	5,025	0.19%	6,147	0.25%
Consumer loans:
Home equity	1,127	0.24%	1,649	0.34%	1,365	0.31%
Auto and other consumer	3,311	0.21%	3,894	0.25%	4,415	0.32%
Total consumer loans	4,438	0.21%	5,543	0.27%	5,780	0.32%
Unallocated	5,720	—	6,339	—	7,045	—
Allowance for non-covered loans
and unfunded letters of credit	106,497	0.72%	104,687	0.73%	103,881	0.86%
Allowance for covered loans	200	0.15%	200	0.14%	678	1.46%
Total allowance for credit losses	$106,697	0.71%	$104,887	0.72%	$104,559	0.86%

* Includes the reserve for unfunded letters of credit.

Our non-covered loan portfolio, totaling $14.9 billion at September 30, 2015, had net recoveries of loan charge-offs of $1.7 million for the third quarter of 2015 as compared to net loan charge-offs of $4.2 million and $182 thousand for the second quarter of 2015 and third quarter of 2014, respectively. Additionally, gross loan charge-offs declined within all loan categories during the third quarter of 2015 as compared to the second quarter of 2015. Overall, net non-covered loan charge-offs totaled $2.2 million for the nine months ended September 30, 2015 as compared to $9.7 million for the same period one year ago. During the third quarter of 2015, we recorded a $94 thousand provision for losses on non-covered loans and unfunded letters of credit as compared to $4.5 million provision for the second quarter of 2015 and a $423 thousand credit (negative) provision for the third quarter of 2014.
The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 0.72 percent at September 30, 2015 as compared to 0.73 percent and 0.86 percent at June 30, 2015 and September 30, 2014, respectively. At September 30, 2015, our allowance allocations for losses as a percentage of total loans moderately decreased within several loan categories as compared to June 30, 2015 due, in part, to the lower level of net loan charge-offs during the third quarter; mostly stable levels of delinquent, impaired and internally classified loans; and our somewhat improved outlook for economic conditions impacting our portfolio at September 30, 2015. The allowance allocation for losses within the commercial and industrial loan category in the table above increased 0.22 percent to 2.06 percent of

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

total loans within the category at September 30, 2015 as compared to June 30, 2015 primarily due to our estimate of a somewhat longer loss emergence period (i.e., the average expected time necessary for an incurred loss to be realized in the portfolio) based upon our most recent loss experience study completed in the third quarter. The overall mix of these items, loan growth, as well as other factors impacted our estimate of the allowance for credit losses at September 30, 2015.
Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $1.3 billion) was 0.79 percent at September 30, 2015 as compared to 0.81 percent at June 30, 2015. Non-covered and covered PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to non-covered PCI loans at September 30, 2015, June 30, 2015 and September 30, 2014. The allowance for covered PCI loans is included in the table above.
Non-Interest Income
Non-interest income increased $719 thousand to $20.9 million for the third quarter of 2015 from $20.2 million for the linked quarter ended June 30, 2015. Net gains on sales of loans increased $1.6 million to $2.0 million for the three months ended September 30, 2015 as compared to the second quarter of 2015 largely due to a higher volume of residential mortgage loans originated for sale, as Valley elected to retain a lower percentage of its direct loan originations. Net gains on sales of assets declined $758 thousand to a net loss of $558 thousand during the third quarter of 2015 as compared to the three months ended June 30, 2015 mainly due to various asset disposals within our branch network.
Non-Interest Expense
Non-interest expense increased approximately $1.3 million to $108.7 million for the third quarter of 2015 as compared to $107.4 million for the second quarter of 2015 largely due to a $1.1 million increase in net losses on OREO within the other non-interest expense category related to non-cash valuation charges on OREO properties held at September 30, 2015. Amortization of tax credit investments increased $713 thousand to $5.2 million for the third quarter of 2015 as compared to $4.5 million for the second quarter of 2015 due to the valuation of our affordable housing and other tax credit investments. Net occupancy and equipment expense declined by $606 thousand to $21.5 million for the third quarter of 2015 as compared to the second quarter of 2015 partly due to lower periodic repair and maintenance expenses.
Income Tax Expense
Income tax expense was $10.2 million for the three months ended September 30, 2015 reflecting an effective tax rate of 22.1 percent, as compared to $12.5 million for the second quarter of 2015 reflecting an effective tax rate of 28.1 percent and $10.7 million for the third quarter of 2014 reflecting an effective tax rate of 27.8 percent. The decrease in the effective tax rate during the third quarter of 2015 was primarily related to an increase in tax credit investments which generate general business credits.
For the fourth quarter of 2015, we anticipate that our effective tax rate, exclusive of prepayment penalty charges, will range from 25 percent to 27 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with over $19 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 217 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our 24/7 Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the U.S. economy, in particular in New Jersey, the New York Metropolitan area (including Long Island) and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from the prepayment or maturity of long-term borrowings from 2015 to 2018;

•	less than expected cost savings from Valley's Branch Efficiency and Cost Reduction Plans in 2016 and 2017;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

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cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	lower than expected cash flows from purchased credit-impaired loans;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	a decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors;

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	failure to complete the merger of CNLBancshares with Valley in the proposed timeframe;

•	the inability to realize expected revenue synergies from the proposed CNLBancshares merger or the recent 1st United merger in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to CNLBancshares integration matters might be greater than expected;

•	inability to retain customers and employees, including those of CNLBancshares and 1st United; and

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014.

Valley National Bancorp (NYSE: VLY)
2015 Third Quarter Earnings
October 28, 2015

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2015	2015	2014	2015	2014
FINANCIAL DATA:
Net interest income	$133,960	$136,177	$114,668	$402,223	$346,111
Net interest income - FTE (1)	135,900	138,118	116,639	408,055	352,072
Non-interest income	20,919	20,200	14,781	59,764	48,053
Non-interest expense	108,652	107,412	91,536	324,182	281,988
Income tax expense	10,179	12,474	10,654	34,925	23,235
Net income	$35,954	$31,991	$27,682	$98,286	$91,037
Dividends on preferred stock	2,017	—	—	2,017	—
Net income available to common shareholders	$33,937	$31,991	$27,682	$96,269	$91,037
Weighted average number of common shares outstanding:
Basic	232,737,953	232,565,404	200,614,091	232,548,840	200,406,801
Diluted	232,780,219	232,586,616	200,614,091	232,565,695	200,406,801
Per common share data:
Basic earnings	$0.15	$0.14	$0.14	$0.41	$0.45
Diluted earnings	0.15	0.14	0.14	0.41	0.45
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	10.48	10.43	10.12	10.48	10.80
Closing stock price - low	9.05	9.33	9.53	9.05	9.30
FINANCIAL RATIOS:
Net interest margin	3.05%	3.18%	3.11%	3.13%	3.16%
Net interest margin - FTE (1)	3.09	3.22	3.16	3.17	3.21
Annualized return on average assets	0.74	0.67	0.67	0.68	0.74
Annualized return on average shareholders' equity	7.20	6.75	7.00	6.82	7.76
Annualized return on average tangible shareholders' equity (2)	10.36	9.96	9.86	10.00	11.00
Efficiency ratio (3)	70.15	68.69	70.71	70.17	71.54
AVERAGE BALANCE SHEET ITEMS:
Assets	$19,520,165	$19,108,239	$16,483,336	$19,161,931	$16,325,651
Interest earning assets	17,597,291	17,131,686	14,763,834	17,159,103	14,611,371
Loans	14,709,618	14,143,580	11,907,275	14,144,921	11,757,957
Interest bearing liabilities	12,947,242	12,706,454	11,101,723	12,752,065	10,976,847
Deposits	14,591,718	14,200,388	11,640,611	14,302,647	11,423,860
Shareholders' equity	1,997,369	1,896,209	1,581,877	1,921,578	1,564,585

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2015	2015	2014	2014
BALANCE SHEET ITEMS:
Assets	$19,571,532	$19,290,005	$18,793,855	$16,726,410
Total loans	15,016,814	14,480,294	13,473,913	12,165,377
Non-covered loans	14,887,323	14,335,063	13,262,022	12,119,086
Deposits	14,499,863	14,331,031	14,034,116	11,861,487
Shareholders' equity	1,996,949	1,985,527	1,863,017	1,584,198

LOANS:
Non-covered Loans
Commercial and industrial	$2,399,451	$2,370,794	$2,237,298	$2,076,512
Commercial real estate:
Commercial real estate	6,890,357	6,700,426	6,032,190	5,346,818
Construction	567,626	583,538	529,963	457,163
Total commercial real estate	7,457,983	7,283,964	6,562,153	5,803,981
Residential mortgage	2,946,696	2,648,692	2,515,675	2,436,022
Consumer:
Home equity	474,730	479,027	491,745	435,450
Automobile	1,219,758	1,198,064	1,144,831	1,091,287
Other consumer	388,705	354,522	310,320	275,834
Total consumer loans	2,083,193	2,031,613	1,946,896	1,802,571
Total non-covered loans	$14,887,323	$14,335,063	$13,262,022	$12,119,086
Covered loans*	129,491	145,231	211,891	46,291
Total loans	$15,016,814	$14,480,294	$13,473,913	$12,165,377
_________________________
* Loans that Valley National Bank will share losses with the FDIC are referred to as "covered loans".

CAPITAL RATIOS:
Book value	$8.10	$8.06	$8.03	$7.89
Tangible book value (2)	5.48	5.43	5.38	5.61
Tangible common equity to tangible assets (2)	6.73%	6.76%	6.87%	6.92%
Tier 1 leverage (4)	7.67	7.76	7.46	7.39
Tier 1 common capital (4)	9.18	9.31	N/A	N/A
Risk-based capital - Tier 1 (4)	9.93	10.07	9.73	9.58
Risk-based capital - Total Capital (4)	12.43	12.62	11.42	11.44
_________________________
N/A - Not Applicable

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2015	2015	2014	2015	2014
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$104,887	$104,565	$105,597	$104,287	$117,112
Loans charged-off: (5)
Commercial and industrial	(1,124)	(3,226)	(1,852)	(5,103)	(11,806)
Commercial real estate	—	(1,787)	(181)	(1,864)	(4,894)
Construction	(40)	(803)	—	(916)	(1,809)
Residential mortgage	(111)	(339)	(240)	(499)	(515)
Consumer	(734)	(1,194)	(72)	(2,642)	(2,311)
Total loans charged-off	(2,009)	(7,349)	(2,345)	(11,024)	(21,335)
Charged-off loans recovered: (5)
Commercial and industrial	2,550	1,986	1,190	5,587	6,154
Commercial real estate	535	215	26	773	1,919
Construction	1	475	—	913	912
Residential mortgage	151	130	8	395	244
Consumer	488	365	506	1,172	1,649
Total loans recovered	3,725	3,171	1,730	8,840	10,878
Net recoveries (charge-offs) (5)	1,716	(4,178)	(615)	(2,184)	(10,457)
Provision charged for credit losses	94	4,500	(423)	4,594	(2,096)
Ending balance - Allowance for credit losses	$106,697	$104,887	$104,559	$106,697	$104,559
Components of allowance for credit losses:
Allowance for non-covered loans	$104,351	$102,635	$101,760	$104,351	$101,760
Allowance for covered loans	200	200	678	200	678
Allowance for loan losses	104,551	102,835	102,438	104,551	102,438
Allowance for unfunded letters of credit	2,146	2,052	2,121	2,146	2,121
Allowance for credit losses	$106,697	$104,887	$104,559	$106,697	$104,559
Components of provision for credit losses:
Provision for losses on non-covered loans	$—	$4,382	$—	$4,382	$4,949
Provision for losses on covered loans	—	—	—	—	(5,671)
Provision for unfunded letters of credit	94	118	(423)	212	(1,374)
Provision for credit losses	$94	$4,500	$(423)	$4,594	$(2,096)
Annualized ratio of net charge-offs of
non-covered loans to average loans	(0.05)%	0.12%	0.01%	0.02%	0.11%
Annualized ratio of total net charge-offs
to average loans	(0.05)%	0.12%	0.02%	0.02%	0.12%
Allowance for non-covered loan losses as
a % of non-covered loans	0.70%	0.72%	0.84%	0.70%	0.84%
Allowance for credit losses as
a % of total loans	0.71%	0.72%	0.86%	0.71%	0.86%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	September 30,	June 30,	December 31,	September 30,
ASSET QUALITY: (6)	2015	2015	2014	2014
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$2,081	$1,080	$1,630	$476
Commercial real estate	2,950	1,542	8,938	1,194
Construction	4,707	404	448	—
Residential mortgage	5,617	4,690	6,200	8,871
Consumer	3,491	2,440	2,982	3,741
Total 30 to 59 days past due	18,846	10,156	20,198	14,282
60 to 89 days past due:
Commercial and industrial	1,996	475	1,102	629
Commercial real estate	1,415	2,182	113	788
Construction	—	—	—	154
Residential mortgage	1,977	1,280	3,575	2,304
Consumer	722	644	764	913
Total 60 to 89 days past due	6,110	4,581	5,554	4,788
90 or more days past due:
Commercial and industrial	224	226	226	256
Commercial real estate	245	133	49	52
Construction	—	—	3,988	9,833
Residential mortgage	3,468	3,014	1,063	2,057
Consumer	166	160	152	278
Total 90 or more days past due	4,103	3,533	5,478	12,476
Total accruing past due loans	$29,059	$18,270	$31,230	$31,546
Non-accrual loans:
Commercial and industrial	$12,845	$9,019	$8,467	$7,251
Commercial real estate	22,129	21,760	22,098	26,379
Construction	5,959	4,775	5,223	6,578
Residential mortgage	16,657	17,269	17,760	17,305
Consumer	1,634	1,855	2,209	2,380
Total non-accrual loans	59,224	54,678	55,757	59,893
Non-performing loans held for sale	—	—	7,130	7,350
Other real estate owned (7)	14,691	14,476	14,249	15,534
Other repossessed assets	369	1,510	1,232	1,260
Non-accrual debt securities (8)	2,182	2,123	4,729	4,725
Total non-performing assets ("NPAs")	$76,466	$72,787	$83,097	$88,762
Performing troubled debt restructured loans	$91,210	$97,625	$97,743	$107,134
Total non-accrual loans as a % of loans	0.39%	0.38%	0.41%	0.49%
Total accruing past due and non-accrual loans
as a % of loans	0.59%	0.50%	0.65%	0.75%
Allowance for losses on non-covered loans as a % of
non-accrual loans	176.20%	187.71%	183.21%	169.90%
Non-performing purchased credit-impaired loans: (9)
Total - Non-covered loans	$16,058	$24,406	$32,774	$12,970
Total Covered loans	6,170	8,396	14,939	8,375

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	As Of
	September 30,	June 30,	December 31,	September 30,
($ in thousands, except for share data)	2015	2015	2014	2014
Tangible book value per common share:
Common shares outstanding	232,789,880	232,619,748	232,110,975	200,674,966
Shareholders' equity	$1,996,949	$1,985,527	$1,863,017	$1,584,198
Less: Preferred stock	(111,590)	(111,590)	—	—
Less: Goodwill and other intangible assets	(608,916)	(610,640)	(614,667)	(458,402)
Tangible common shareholders' equity	$1,276,443	$1,263,297	$1,248,350	$1,125,796
Tangible book value per common share	$5.48	$5.43	$5.38	$5.61
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,276,443	$1,263,297	$1,248,350	$1,125,796
Total assets	19,571,532	19,290,005	18,793,855	16,726,410
Less: Goodwill and other intangible assets	(608,916)	(610,640)	(614,667)	(458,402)
Tangible assets	$18,962,616	$18,679,365	$18,179,188	$16,268,008
Tangible common equity to tangible assets	6.73%	6.76%	6.87%	6.92%

	Three Months Ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2015	2015	2014	2015	2014
Annualized return on average tangible shareholders' equity:
Net income	$35,954	$31,991	$27,682	$98,286	$91,037
Average shareholders' equity	1,997,369	1,896,209	1,581,877	1,921,578	1,564,585
Less: Average goodwill and other intangible assets	(609,632)	(611,474)	(459,210)	(611,540)	(461,249)
Average tangible shareholders' equity	$1,387,737	$1,284,735	$1,122,667	$1,310,038	$1,103,336
Annualized return on average tangible
shareholders' equity	10.36%	9.96%	9.86%	10.00%	11.00%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA-CONTINUED

(3)
The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income. See the "Non-Interest Expense" section to this press release for additional information.

(4)	The 2015 ratios reflect the new capital regulation changes required under the Basel III regulatory capital reform.
(5)
There were no loan charge-offs or recoveries related to covered loans during the three and nine months ended September 30, 2015. For the three and nine months ended September 30, 2014, loan charge-offs and charged-off loan recoveries included $433 thousand and $1.2 million, respectively, related to covered loans.

(6)
Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and, acquired or purchased loans during 2012 and 2014. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)
Excludes OREO properties related to FDIC-assisted transactions totaling $5.4 million at both September 30, 2015 and June 30, 2015, and $9.2 million and $6.2 million at December 31, 2014 and September 30, 2014, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $570 thousand, $630 thousand, $621 thousand and $625 thousand at September 30, 2015, June 30, 2015, December 31, 2014 and September 30, 2014, respectively) after recognition of all credit impairments.

(9)
Represent acquired and purchased loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2015	2014
Assets	(Unaudited)
Cash and due from banks	$220,023	$462,569
Interest bearing deposits with banks	71,756	367,838
Investment securities:
Held to maturity (fair value of $1,670,951 at September 30, 2015 and $1,815,976 at December 31, 2014)	1,637,310	1,778,316
Available for sale	797,389	886,970
Trading securities	—	14,233
Total investment securities	2,434,699	2,679,519
Loans held for sale, at fair value	18,184	24,295
Non-covered loans	14,887,323	13,262,022
Covered loans	129,491	211,891
Less: Allowance for loan losses	(104,551)	(102,353)
Net loans	14,912,263	13,371,560
Premises and equipment, net	291,084	282,997
Bank owned life insurance	380,828	375,640
Accrued interest receivable	57,532	57,333
Due from customers on acceptances outstanding	1,622	4,197
FDIC loss-share receivable	7,267	13,848
Goodwill	577,534	575,892
Other intangible assets, net	31,382	38,775
Other assets	567,358	539,392
Total Assets	$19,571,532	$18,793,855
Liabilities
Deposits:
Non-interest bearing	$4,365,418	$4,235,515
Interest bearing:
Savings, NOW and money market	6,979,804	7,056,133
Time	3,154,641	2,742,468
Total deposits	14,499,863	14,034,116
Short-term borrowings	302,941	146,781
Long-term borrowings	2,529,326	2,526,408
Junior subordinated debentures issued to capital trusts	41,374	41,252
Bank acceptances outstanding	1,622	4,197
Accrued expenses and other liabilities	199,457	178,084
Total Liabilities	17,574,583	16,930,838
Shareholders’ Equity
Preferred stock (no par value, authorized 30,000,000 shares; issued 4,600,000 shares at September 30, 2015)	111,590	—
Common stock (no par value, authorized 332,023,233 shares; issued 232,800,531 shares at September 30, 2015 and 232,127,098 shares at December 31, 2014)	81,352	81,072
Surplus	1,702,907	1,693,752
Retained earnings	150,255	130,845
Accumulated other comprehensive loss	(49,052)	(42,495)
Treasury stock, at cost (10,651 common shares at September 30, 2015 and 16,123 common shares at December 31, 2014)	(103)	(157)
Total Shareholders’ Equity	1,996,949	1,863,017
Total Liabilities and Shareholders’ Equity	$19,571,532	$18,793,855

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Interest Income
Interest and fees on loans	$157,141	$158,164	$135,108	$465,787	$402,525
Interest and dividends on investment securities:
Taxable	12,148	12,233	15,134	39,313	47,299
Tax-exempt	3,593	3,595	3,647	10,800	11,033
Dividends	1,658	1,616	1,522	5,013	4,702
Interest on federal funds sold and other short-term investments	150	146	48	516	102
Total interest income	174,690	175,754	155,459	521,429	465,661
Interest Expense
Interest on deposits:
Savings, NOW and money market	5,587	5,911	4,860	17,493	13,671
Time	9,535	8,128	6,981	25,637	20,196
Interest on short-term borrowings	126	207	218	427	840
Interest on long-term borrowings and junior subordinated debentures	25,482	25,331	28,732	75,649	84,843
Total interest expense	40,730	39,577	40,791	119,206	119,550
Net Interest Income	133,960	136,177	114,668	402,223	346,111
Provision for credit losses	94	4,500	(423)	4,594	(2,096)
Net Interest Income After Provision for Credit Losses	133,866	131,677	115,091	397,629	348,207
Non-Interest Income
Trust and investment services	2,450	2,576	2,411	7,520	7,097
Insurance commissions	4,119	4,130	3,632	12,454	12,621
Service charges on deposit accounts	5,241	5,263	5,722	15,794	17,109
Gains (losses) on securities transactions, net	157	(92)	103	2,481	102
Fees from loan servicing	1,703	1,642	1,806	4,948	5,262
Gains (losses) on sales of loans, net	2,014	422	(95)	3,034	1,497
(Losses) gains on sales of assets, net	(558)	200	83	(77)	211
Bank owned life insurance	1,806	1,618	1,571	5,188	4,593
Change in FDIC loss-share receivable	(55)	595	(3,823)	(3,380)	(11,610)
Other	4,042	3,846	3,371	11,802	11,171
Total non-interest income	20,919	20,200	14,781	59,764	48,053
Non-Interest Expense
Salary and employee benefits expense	54,315	54,574	45,501	165,601	140,683
Net occupancy and equipment expense	21,526	22,132	17,011	65,858	55,708
FDIC insurance assessment	4,168	4,012	3,534	11,972	10,214
Amortization of other intangible assets	2,232	2,096	2,201	6,721	6,898
Professional and legal fees	4,643	4,059	3,609	12,043	11,671
Amortization of tax credit investments	5,224	4,511	4,630	14,231	14,148
Advertising	732	1,631	1,664	4,092	2,814
Telecommunication expense	2,050	2,045	1,622	6,101	4,971
Other	13,762	12,352	11,764	37,563	34,881
Total non-interest expense	108,652	107,412	91,536	324,182	281,988
Income Before Income Taxes	46,133	44,465	38,336	133,211	114,272
Income tax expense	10,179	12,474	10,654	34,925	23,235
Net Income	$35,954	$31,991	$27,682	$98,286	$91,037
Dividends on preferred stock	2,017	—	—	2,017	—
Net Income Available to Common Shareholders	$33,937	$31,991	$27,682	$96,269	$91,037
Earnings Per Common Share:
Basic	$0.15	$0.14	$0.14	$0.41	$0.45
Diluted	0.15	0.14	0.14	0.41	0.45
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.33	0.33
Weighted Average Number of Common Shares Outstanding:
Basic	232,737,953	232,565,404	200,614,091	232,548,840	200,406,801
Diluted	232,780,219	232,586,616	200,614,091	232,565,695	200,406,801

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$14,709,618	$157,146	4.27%	$14,143,580	$158,169	4.47%	$11,907,275	$135,115	4.54%
Taxable investments (3)	2,070,806	13,806	2.67%	2,214,976	13,849	2.50%	2,203,431	16,656	3.02%
Tax-exempt investments (1)(3)	553,225	5,528	4.00%	537,777	5,531	4.11%	548,548	5,611	4.09%
Federal funds sold and other
interest bearing deposits	263,642	150	0.23%	235,353	146	0.25%	104,580	48	0.18%
Total interest earning assets	17,597,291	176,630	4.01%	17,131,686	177,695	4.15%	14,763,834	157,430	4.27%
Other assets	1,922,874			1,976,553			1,719,502
Total assets	$19,520,165			$19,108,239			$16,483,336
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$7,090,155	$5,587	0.32%	$7,076,104	$5,911	0.33%	$5,830,967	$4,860	0.33%
Time deposits	3,104,238	9,535	1.23%	2,792,637	8,128	1.16%	2,169,590	6,981	1.29%
Short-term borrowings	170,115	126	0.30%	255,097	207	0.32%	261,801	218	0.33%
Long-term borrowings (4)	2,582,734	25,482	3.95%	2,582,616	25,331	3.92%	2,839,365	28,732	4.05%
Total interest bearing liabilities	12,947,242	40,730	1.26%	12,706,454	39,577	1.25%	11,101,723	40,791	1.47%
Non-interest bearing deposits	4,397,325			4,331,647			3,640,054
Other liabilities	178,229			173,929			159,682
Shareholders' equity	1,997,369			1,896,209			1,581,877
Total liabilities and shareholders' equity	$19,520,165			$19,108,239			$16,483,336
Net interest income/interest rate spread (5)		$135,900	2.75%		$138,118	2.90%		$116,639	2.80%
Tax equivalent adjustment		(1,940)			(1,941)			(1,971)
Net interest income, as reported		$133,960			$136,177			$114,668
Net interest margin (6)			3.05%			3.18%			3.11%
Tax equivalent effect			0.04%			0.04%			0.05%
Net interest margin on a fully tax equivalent basis (6)			3.09%			3.22%			3.16%
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(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.